UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001‑37379	14‑1961545
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1624 Market Street,  Suite 311

Denver,  Colorado 80202

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624‑2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communication pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communication pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b‑2 of the Securities Exchange Act of 1934 (17 CFR §240.12b‑2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	STKS	Nasdaq

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2019, The ONE Group Hospitality, Inc. (the “Company”), The ONE Group, LLC, a wholly owned subsidiary of the Company, and certain other operating subsidiaries of the Company entered into a Credit Agreement with Goldman Sachs Bank USA (“Credit Agreement”). The Credit Agreement provides for a secured revolving credit facility of $12.0 million and a $48.0 million term loan to The ONE Group, LLC. The term loan is payable in quarterly installments, with the final payment due in October 2024. The revolving credit facility also matures in October 2024.

The Credit Agreement contains several financial covenants, including the following:

(a) a minimum consolidated fixed charge coverage ratio of (i) 1.35 to 1.00 as of the end of any fiscal quarter ending on or prior to June 30, 2021 and (ii) 1.50 to 1.00 as of any fiscal quarter thereafter;

(b) a maximum consolidated leverage ratio of (i) 2.75 to 1.00 as of the end of any fiscal quarter ending on or prior to March 31, 2020, (ii) 2.50 to 1.00 as of the fiscal quarter ending June 30, 2020, (iii) 2.25 to 1.00 as of the fiscal quarters ending September 30, 2020 and December 31, 2020, (iv) 2.00 to 1.00 as of the fiscal quarter ending March 31, 2021, (v) 1.75 to 1.00 as of the fiscal quarter ending June 30, 2021, (vi) 1.70 to 1.00 as of the fiscal quarter ending September 30, 2021, (vii) 1.65 to 1.00 as of the fiscal quarter ending December 21, 2021 and (viii) 1.50 to 1.00 as of the end of any fiscal quarter thereafter;

(c) maximum consolidated capital expenditures not to exceed (i) $10,000,000 in 2020 and (ii) $8,000,000 in 2021 and every fiscal year thereafter; and

(d) minimum consolidated liquidity not to be less than $1,500,000 at any time.

The Credit Agreement has several borrowing and interest rate options, including the following: (a) a LIBOR rate (or a comparable successor rate) subject to a 1.75% floor or (b) a base rate equal to the greatest of (i) the prime rate, (ii) the federal funds rate plus 0.50%, (iii) the LIBOR rate for a one-month period plus 1.00% or (iv) 4.75%. Loans under the Credit Agreement bear interest at a rate per annum using the applicable indices plus a varying interest rate margin of between 5.75% and 6.75% (for LIBOR rate loans) and 4.75% and 5.75% (for base rate loans).

The Credit Agreement contains customary representations, warranties and conditions to borrowing including customary affirmative and negative covenants, which include covenants that limit or restrict the Company’s ability to incur indebtedness and other obligations, grant liens to secure obligations, make investments, merge or consolidate, and dispose of assets outside the ordinary course of business, in each case subject to customary exceptions for credit facilities of this size and type.

The Company and certain operating subsidiaries of the Company guarantee the obligations under the Credit Agreement, which also are secured by liens on substantially all of the assets of the Company and its subsidiaries.

The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the full text of the Credit Amendment, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated by reference into this Item 1.01. Additionally, the Company issued a press release announcing entering into the Credit Agreement and completing the acquisition of substantially all of the assets of Kona Grill, Inc. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 4, 2019, the Company acquired substantially all of the assets of Kona Grill, Inc. and its affiliates, comprising 24 domestic restaurants and one international franchise agreement. The Company purchased the assets for $25 million in cash and the assumption of approximately $11 million in working capital liabilities. The purchase was financed with proceeds from the Credit Agreement described above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 are incorporated into this item.

Item 9.01 Financial Statements and Exhibits.

(a)   Financial statements of business acquired.

The financial statements required to be filed by this item will be filed by amendment not later than December 20, 2019.

(b)   Pro forma financial information.

The pro forma financial information required to be filed by this item will be filed by amendment not later than December 20, 2019.

(d)   Exhibits.

10.1	Credit Agreement dated October 4, 2019 with Goldman Sachs Bank USA.
99.1	Press Release dated October 7, 2019

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated October 4, 2019 with Goldman Sachs Bank USA.
99.1	Press Release dated October 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2019	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Tyler Loy
	Name:	Tyler Loy
	Title:	Chief Financial Officer